UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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BLUE COAT SYSTEMS, INC.
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BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 13, 2012

This is a supplement to the proxy statement dated January 3, 2012 (the “proxy statement”) of Blue Coat Systems, Inc. (“Blue Coat,” “we” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be at 9:00 a.m., local time, on February 13, 2012, at Blue Coat’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085 for the following purposes:

1.	Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Merger Agreement dated as of December 8, 2011, among Project Barbour Holdings Corporation, a controlled affiliate of Thoma Bravo, LLC and its co-investors (“Parent”), Project Barbour Merger Corp., a wholly-owned subsidiary of Project Barbour Holdings Corporation (“Merger Sub.”), and Blue Coat, as it may be amended from time to time, pursuant to which Merger Sub. will be merged with and into Blue Coat, with Blue Coat surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”);

2.	Approval of Executive Compensation Payable in Connection with the Merger. To consider and vote on a proposal to approve, by an advisory vote, the agreements and understandings of Blue Coat and its named executive officers concerning compensation that is based on or otherwise relates to the Merger, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers, as disclosed in the proxy statement under the heading “The Merger—Interests of Executive Officers and Directors of Blue Coat in the Merger”; and

3.	Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

The Blue Coat Board of Directors (the “Board”) previously established December 30, 2011 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

After careful consideration, the Board adopted the Merger Agreement and the transactions contemplated by the Merger Agreement and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the stockholders of Blue Coat. THE BOARD OF DIRECTORS OF BLUE COAT RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT, FOR THE APPROVAL, BY ADVISORY VOTE, OF THE EXECUTIVE COMPENSATION PAYABLE IN CONNECTION WITH THE MERGER AND FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. IF YOU HAVE NOT ALREADY SUBMITTED A PROXY FOR USE AT THE SPECIAL MEETING, YOU ARE URGED TO DO SO PROMPTLY. NO ACTION IN CONNECTION WITH THIS SUPPLEMENT TO THE PROXY STATEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. INFORMATION ABOUT VOTING OR REVOKING A PROXY APPEARS ON PAGES 2-18 OF THE PROXY STATEMENT.

Litigation Relating to the Merger

The following disclosure supplements the discussion on page 50 of the Definitive Proxy Statement concerning the litigation related to the Merger.

On January 19, 2012, plaintiffs in five, similar lawsuits pending in the Superior Court of California, County of Santa Clara, filed a consolidated complaint relating to the proposed acquisition. The consolidated case is styled as In re Blue Coat Systems, Inc. Corporate Shareholder Litigation, lead case No. 1-11-CV-214683. The consolidated complaint generally alleges that the individual defendants breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the merger agreement and that the proxy statement omits certain material information. As more fully described in the proxy statement, a number of substantively similar putative stockholder class action suits also remain pending in the Court of Chancery of Delaware and in the United States District Court for the Northern District of California.

On January 31, 2012, counsel for the parties in the California consolidated lawsuit entered into a memorandum of understanding in which they agreed on the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration that Blue Coat stockholders are entitled to receive in the merger.

The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, the defendants have agreed to the terms of the proposed settlement described above. The defendants further considered it desirable that the actions be settled to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

Additional Disclosures

As contemplated by the proposed settlement, Blue Coat is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. The additional disclosures are as follows:

The Merger — Background of the Merger

Elliott’s Access to Blue Coat Non-Public Information

Reference is made to the fourth full paragraph on page 20 of the proxy statement, which makes reference to the non-disclosure agreement that Blue Coat entered into with Elliott Associates, L.P. on May 9, 2011. Such paragraph is supplemented by adding the following as the new last sentence:

Leading up to the execution of the Merger Agreement, Elliott was not given access to any non-public financial or operating information about Blue Coat not made available to the other bidders who signed non-disclosure agreements.

Execution Risks Faced by Blue Coat

The fifth full paragraph on page 20 of the proxy statement makes reference to the Board’s discussions in the first quarter of fiscal 2012 regarding the execution risks faced by Blue Coat’s strategic plan. Such paragraph is supplemented by adding the following as the new penultimate sentence:

These execution risks included increasing competition in web security, risks associated with the transition to the next generation of Blue Coat’s products, budget uncertainty in the U.S. federal government, instability in Japan, and difficulties experienced in improving sales force productivity.

Potential Strategic Partners

The sixth full paragraph on page 20 of the proxy statement makes reference to the companies that Goldman Sachs contacted in order to gauge their interest in a potential strategic transaction with Blue Coat. The second through the fifth sentences of such paragraph are replaced by the following:

Goldman Sachs reviewed with the Board a broad list of companies selected by Goldman Sachs based on the following criteria: (i) viewed to be a potential strategic fit with Blue Coat based on such companies having operations in lines of business that were similar or adjacent to Blue Coat’s lines of business, (ii) a demonstrated interest in acquisitions, and (iii) believed financially capable of consummating a transaction. At this stage in the process, the Board directed management and Goldman Sachs to focus on combinations with potential strategic buyers, since it believed that the potential operational synergies of such a combination could result in a more attractive valuation than could be realized from a private equity acquirer. The non-employee members of the Board also met separately on June 23 to discuss these developments. In June and July, a total of nine strategic buyers from the broad list initially assembled by Goldman Sachs expressed interest in conducting preliminary due diligence, but five, including one strategic buyer referred to as S1, declined to enter into non-disclosure agreements.

Potential Private Equity Acquirers

The first full paragraph on page 22 of the proxy statement makes reference to the list of private equity firms that the Board, together with Goldman Sachs, identified as plausible acquirers of Blue Coat. Such paragraph is replaced in its entirety with the following new paragraph:

After the August 23 meeting the Board, with input from Goldman Sachs, identified a list of eight private equity firms with which to initiate discussions. These firms were considered to be plausible acquirers of Blue Coat, based on the following criteria: the sufficiency of their resources to complete a transaction; a stated investment strategy that included strategic transactions in Blue Coat’s industry; and a track record in similar types of transactions that provided a degree of confidence that such firm would see a transaction through to closing. These firms included Thoma Bravo, Francisco Partners and Elliott (although it was believed that Elliott was more likely to partner with a private equity firm than to be the lead bidder in any transaction). Ultimately, from August until the execution of the Merger Agreement, Goldman Sachs made contact with 20 private equity firms, some of whom initially contacted Goldman Sachs on an unsolicited basis. In determining the number of private equity firms with which to initiate discussions, the Board weighed its desire for a sufficiently robust process against the substantial burden on management and potential resulting disruption to the ongoing business operations entailed by engaging with a large number of bidders in parallel. The Board determined, based on the reputation, expressed interest and diversity of these firms, that the selection of these eight private equity firms to engage in further discussions was appropriate for maximizing value for Blue Coat’s stockholders. However, as an additional market check, the Board instructed Goldman Sachs to engage with other private equity firms who contacted Goldman Sachs on an unsolicited basis such that, at a minimum, Goldman Sachs could gauge such firms’ interest in a transaction and determine the value of continuing discussions with such firms. Goldman Sachs held discussions with twelve such additional private equity firms that contacted Goldman Sachs on an unsolicited basis. Ultimately, Blue Coat entered into non-disclosure agreements with the six private equity firms that expressed sufficient interest in a transaction to expend the resources necessary to conduct the additional diligence required to prepare a preliminary bid, and that met the criteria set forth above. Each of these six firms was among the initially identified eight firms. During August and September management and Goldman Sachs held a number of meetings and calls with each interested firm, as well as with those strategic buyers that remained engaged. These meetings focused on Blue Coat’s operating plans and strategy, product development, intellectual property portfolio and projected results of operations, among other topics. Goldman Sachs had granted access to the virtual data room to all six of the remaining private equity firms by the end of September.

Composition of Blue Coat’s Transaction Advisory Committee

The third full paragraph on page 23 of the proxy statement makes reference to the appointment of James Barth and James Tolonen to the transaction advisory committee (the “Committee”) established by the Board. The first sentence of such paragraph is replaced by the following new first sentence:

On September 30 the Board established a transaction advisory committee (the “Committee”) to facilitate oversight of the strategic alternatives review process between Board meetings, and appointed James Barth and James Tolonen to the Committee. The Board selected these members because they were non-employee directors with extensive financial, operational and accounting experience and because they were able to make themselves available for meetings on short notice.

Purpose and Authority of Blue Coat’s Transaction Advisory Committee

The third full paragraph on page 23 of the proxy statement also states that the Board established the Committee to facilitate oversight of the strategic alternatives review process. Such paragraph is supplemented by adding the following two sentences as the new second and third sentences of such paragraph:

The Board determined that use of the Committee would facilitate the strategic alternative review process due to the qualifications of the Committee members and because a two-member committee would be able to convene on short notice to discuss material developments in the process, which was then beginning to accelerate. The Board gave the Committee the authority to oversee and direct management and Goldman Sachs in their continued negotiations with bidders.

Common Themes and Concerns of Potential Bidders

The third full paragraph on page 23 of the proxy statement also makes reference to common themes and concerns raised by the potential bidders during their discussions with Goldman Sachs in September 2011. The fourth and fifth sentences of such paragraph are replaced by the following new fourth and fifth sentences:

At the September 30 meeting, the Board also discussed with management, Goldman Sachs and Davis Polk the status of discussions with potential bidders. Goldman Sachs discussed common themes and concerns raised by the potential bidders, which included the execution risks associated with a product revenue turnaround in Blue Coat’s Secure Web Gateway product line, as well as additional requests for information and meetings.

Supplement to Preliminary Financial Projections

The eighth full paragraph on page 23 of the proxy statement makes reference to the product bookings and revenue results that Blue Coat made available to the potential bidders as a supplement to the preliminary financial projections. Such paragraph is supplemented by adding the following sentence as the new final sentence:

The supplement to the preliminary financial projections was made available to each of the six private equity firms who executed non-disclosure agreements.

Preliminary Indication of Interest Letters Received on October 12, 2011

The first full paragraph on page 24 of the proxy statement makes reference to the preliminary and non-binding indications of interest letters that Blue Coat received from Thoma Bravo and three other private equity firms on October 12, 2011. The third sentence of such paragraph is replaced by the following new third sentence:

The proposed purchase price per share of Blue Coat common stock ranged from a low of $19.00 to $20.00 from PE3 to a high of $24.00 to $26.00 from PE1. PE2’s bid range was $21.00 to $22.00 and Thoma Bravo’s bid range was $19.50 to $20.50.

Stock Market-Related Changes to Goldman Sachs’ Valuation Work

The paragraph that begins on page 25 and continues on page 26 of the proxy statement makes reference to the updates that Goldman Sachs provided to the Board on December 2, 2011 regarding its valuation work. Such paragraph is supplemented by replacing the third sentence of such paragraph with a new third sentence and by adding a new fourth sentence, as follows:

Goldman Sachs also updated the Board on its additional valuation work, noting that its additional valuation work was based on the November update to the preliminary financial projections, and that stock market-related factors had also resulted in changes to its prior analysis, although its valuation methodology had not changed. These stock market-related factors included Blue Coat’s stock price and volatility measures.

Goldman Sachs’ Valuation Analysis

The second full paragraph on page 26 of the proxy statement makes reference to the Board’s December 7, 2011 meeting in which Goldman Sachs reviewed with the Board key factors related to the WACC and discount rates that Goldman Sachs used in its discounted cash flow and present value of future stock price analyses. The fifth sentence of such paragraph is replaced, and such paragraph is supplemented with a new penultimate and final sentence, as follows:

Next, in response to the Board’s request at the prior Board meeting, Goldman Sachs reviewed with the Board key factors related to the WACC and discount rates used in its discounted cash flow and present value of future stock price analyses, focusing on measures of Blue Coat’s volatility and risk premium and Blue Coat’s capital structure, historical trends in these measures with respect to Blue Coat, and how those factors influenced Blue Coat’s value under these analyses. Goldman Sachs presented to the Board an analysis illustrating how Blue Coat’s WACC was affected by the time period used for assessing Blue Coat’s volatility. Goldman Sachs also presented the Board with an analysis comparing Blue Coat’s volatility to that of comparable companies. Goldman Sachs also discussed with the Board how its discounted cash flow analysis would be affected by the projected results of a planned one-time phase-out and replacement of one of Blue Coat’s significant product lines as it approached its end of life.

The Merger — Interest of Executive Officers and Directors of Blue Coat in the Merger; Executive Compensation Payable in Connection with the Merger

Resignation of Mr. NeSmith from Blue Coat’s Board

As disclosed by Blue Coat in a Form 8-K filed December 19, 2011, one of Blue Coat’s directors, Mr. NeSmith, resigned from the Board on December 16, 2011. Reference is made to the section of the proxy statement under the subheading “Interest of Executive Officers and Directors of Blue Coat in the Merger; Executive Compensation Payable in Connection with the Merger.” Such section is supplemented by adding the following new final paragraph to such section:

On December 16, 2011, one of Blue Coat’s directors, Mr. NeSmith, resigned from the Board. Mr. NeSmith’s resignation was not related to the Merger.

New Management Arrangements

Reference is made to the section of the proxy statement under the subheadings “Payment for Outstanding Equity Awards for Executive Officers and Directors; Other Equity Holdings” and “Indemnification; Directors’ and Officers’ Insurance.” The following new section is added between those two sections:

New Management Arrangements

Prior to the execution of the Merger Agreement, there were no agreements, arrangements or discussions among Thoma Bravo and Parent and any executive officer or director regarding the terms of any possible post-acquisition employment or other roles. However, Thoma Bravo indicated at various times during the negotiation of the Merger Agreement that its historical practice was to retain the services of its portfolio company executive officers following a transaction.

After the execution of the Merger Agreement, Thoma Bravo has had discussions regarding the potential terms of new employment agreements with certain of Blue Coat’s executive officers. As of the date of this proxy statement, however, neither Thoma Bravo, Parent nor Merger Sub has entered into any employment agreements with Blue Coat’s executive officers in connection with the Merger, and Blue Coat has not amended any existing employment agreements with its executive officers in connection with the Merger. While our executive officers may enter into new employment agreements with Thoma Bravo, Parent or Merger Sub, these matters are subject to on-going negotiation as of the date of this proxy statement.

Opinion of Blue Coat’s Financial Advisor

Selected Companies Analysis—Selection of Companies

The last paragraph that begins on page 38 and continues on page 39 of the proxy statement and the two first full paragraphs on page 39 of the proxy statement make reference to the publicly traded corporations that Goldman Sachs reviewed in its selected companies analysis. The first sentence of the paragraph that begins on page 38 and continues on page 39 is replaced by the following new first sentence:

The following were the publicly traded corporations in the technology industry with greater than 10% expected future revenue growth rates selected for purposes of this analysis:

The first sentence of the first full paragraph on page 39 is replaced by the following new first sentence:

The following were the publicly traded corporations in the technology industry with less than 10% expected future revenue growth rates selected for purposes of this analysis:

The second paragraph on page 39 of the proxy statement is supplemented by adding the following sentence as the new last sentence:

The factors used to determine companies with similar operations included business composition and company size.

Selected Companies Analysis—Blue Coat Valuation Multiples

Reference is made to the section of the proxy statement under the subheading “Selected Companies Analysis.” Such section is supplemented by adding the following immediately below the tables on page 40 of the proxy statement that refer to Goldman Sachs’ calculations of Blue Coat’s future price to estimated earnings multiples compared to future price to estimated multiples of selected companies:

In addition, Goldman Sachs calculated the implied enterprise value to revenue, enterprise value to EBITDA and price to estimated earnings multiples for 2011 and 2012 for Blue Coat, based on the Projections. The following tables present the results of this analysis:

Enterprise Value as a Multiple of Estimated Projected Revenue:	Blue Coat at $25.81 Per Share
Median

2011	2.0x

2012	1.9x

Enterprise Value as a Multiple of Estimated Projected EBITDA:	Blue Coat at $25.81 Per Share
Median

2011	11.5x

2012	9.7x

Price/Estimated Earnings Ratio:	Blue Coat at $25.81 Per Share
Median

2011	26.8x

2012	22.9x

Illustrative Discounted Cash Flow Analysis

Reference is made to the second full paragraph on page 40 of the proxy statement under the subheading “Illustrative Discounted Cash Flow Analysis.” Such paragraph is replaced in its entirety with the following new paragraph:

Goldman Sachs performed an illustrative discounted cash flow analysis on Blue Coat using the Projections. Goldman Sachs calculated indications of net present value of free cash flows for Blue Coat for the second half of Blue Coat’s fiscal year ending April 30, 2012 through Blue Coat’s fiscal year ending April 30, 2017, which were then discounted to October 31, 2011 (the midpoint of Blue Coat’s fiscal year ending April 30, 2012). In conducting its illustrative discounted cash flow analysis, Goldman Sachs used a range of discount rates from 17.0% to 19.0%, reflecting estimates of Blue Coat’s weighted average cost of capital, which were derived by utilizing the capital asset pricing model and which take into account certain financial metrics, including beta, for Blue Coat, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs calculated terminal value indications in fiscal year 2017 based on free cash flow growth rates ranging from 3.0% to 5.0%. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Projections and market expectations regarding long-term growth of gross domestic product and inflation. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 17.0% to 19.0%. This analysis resulted in a range of illustrative value indications of $20.72 to $24.00 per share of Blue Coat common stock. Goldman Sachs also performed the analysis described above taking into account the present value of Blue Coat’s federal net operating loss carryforwards and the potential value of a significant discrete model transition of one of Blue Coat’s appliance families using the Projections and illustrative discount rates ranging from 17.0% to 19.0%. This analysis resulted in a range of illustrative value indications of $21.47 to $25.03 per share of Blue Coat common stock.

Present Value of Future Share Price Analysis

The third full paragraph on page 40 of the proxy statement makes reference to the discount rate that Goldman Sachs used to conduct its present value of future share price analysis. The third sentence of such paragraph is replaced in its entirety by the following two new sentences:

Goldman Sachs first calculated the implied values per share of Blue Coat’s common stock as of December 8, 2011 for each of the calendar years 2012 and 2013 by applying price to forward earnings per share multiples of 12.0x to 24.0x to earnings per share estimates for Blue Coat for each of the calendar years 2012 and 2013, and then discounted those values back to December 8, 2011. In conducting its illustrative present value of future share price analysis, Goldman Sachs used a discount rate of approximately 17.0%, which was derived by utilizing the capital asset pricing model, which takes into account certain financial metrics, including beta, for Blue Coat, as well as certain financial metrics for the United States financial markets generally.

Selected Transactions Analysis

The first full paragraph on page 41 of the proxy statement makes reference to the transactions that Goldman Sachs analyzed in conducting its selected transactions analysis. That paragraph is replaced in its entirety with the following paragraph:

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions since 2006 involving public security and networking companies with equity values in excess of $500 million:

•	Siris Capital Group, LLC’s acquisition of Tekelec, announced in November 2011 (equity valuation: $780 million);

•	Hewlett-Packard Company’s acquisition of ArcSight, Inc., announced in September 2010 (equity valuation: $1.749 billion);

•	Thoma Bravo, LLC’s acquisition of SonicWALL, Inc., announced in June 2010 (equity valuation: $718 million);

•	72 Mobile Holdings, LLC’s acquisition of Airvana Inc., announced in December 2009 (equity valuation: $536 million);

•	Vector Capital’s acquisition of SafeNet, Inc., announced in March 2007 (equity valuation: $634 million);

•	Symantec Corporation’s acquisition of Altiris, Inc., announced in January 2007 (equity valuation: $1.065 billion);

•	Check Point Software Technologies Ltd.’s acquisition of Protect Data AB, announced in November 2006 (equity valuation: $534 million); and

•	International Business Machines Corporation’s acquisition of Internet Security Systems, Inc., announced in August 2006 (equity valuation: $1.309 billion).

Financial Projections

The following disclosure supplements the discussion on pages 43 through 45 of the proxy statement concerning the Projections (as defined in the proxy statement) and is subject to the same limitations, qualifications and uncertainties that are applicable to the Projections, as described in greater detail on pages 43 through 45 of the proxy statement, which we urge you to read in its entirety. The assumptions on which the projected financial information set forth below was based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond Blue Coat’s control. There can be no assurance that any projected financial information will be realized, and actual results may vary materially from those shown. Important factors that may affect actual results and result in the projected financial information not being achieved include, but are not limited to, the risks described in Blue Coat’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in the proxy statement under the heading “Cautionary Statement Concerning Forward-Looking Information.”

The projected financial information below is not being included in this supplement to the proxy statement to influence a Blue Coat stockholder’s decision of whether to vote in favor of the proposal to adopt and approve the merger agreement, but to provide further detail on the information that was used in the financial analyses of Goldman Sachs and on which the Board relied in making its recommendation to Blue Coat’s stockholders.

Blue Coat stockholders are cautioned not to place undue reliance on the projected financial information included in the proxy statement and this supplement to the proxy statement.

Assumptions

The following is added as a new paragraph between the fourth and fifth paragraphs on page 43 of the proxy statement:

The Projections generally assume a continuation of Blue Coat’s business as a public company as it existed at the time the projections were made, including: estimated growth rates from the appliance markets in which Blue Coat operates; flat average unit prices for appliance models; support attach rates, duration, and related amortization; stable gross margins for both products and services; investment in sales and marketing, as well as product development, to deliver the estimated market growth rates; and no significant change in the macro-economic landscape.

Free Cash Flow Projections

The footnote to the free cash flow projections presented on page 45 of the proxy statement is replaced with the following new footnote:

*	Free cash flow is calculated as operating income less: (i) stock-based compensation, (ii) provision for income taxes and (iii) capital expenditures, plus: (x) depreciation expense, (y) changes in working capital and (z) other miscellaneous non-cash items. These amounts are included in the table below. Free cash flow is not defined under GAAP and, accordingly, may not be a comparable measure to that used by other companies.

	Q3 and Q4 of FY 2012	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017
	(in millions)
	(unaudited)
Taxes	$(5)	$(17)	$(31)	$(34)	$(37)	$(41)
Depreciation	7	14	16	18	19	21
Capital Expenditures	(6)	(14)	(16)	(20)	(22)	(21)
Changes in working capital	9	23	32	33	33	36
Other	3	8	4	4	4	5

Total**	$9	$15	$4	$1	$(3)	$(1)

**	totals do not sum precisely due to rounding.

Regulatory Clearances

On January 6, 2012, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the pending acquisition of Blue Coat by Parent.

Information regarding the solicitation of proxies

In connection with the proposed transaction, Blue Coat filed a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders called to approve the proposed transaction. The definitive proxy statement was mailed to the stockholders of record of Blue Coat in advance of the special meeting. Shareholders of Blue Coat are urged to read the proxy statement and other relevant materials because they contain important information about Blue Coat and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and any other relevant documents filed by Blue Coat with the SEC at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Blue Coat by contacting Blue Coat Investor Relations by e-mail at jane.underwood@bluecoat.com or by phone at 408-541-3015.

Blue Coat and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Blue Coat shareholders in respect of the proposed transaction. Information about the directors and executive officers of Blue Coat and their respective interests in Blue Coat by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement. Each of these documents is available for free at the SEC’s Web site at www.sec.gov and at the Blue Coat Investor Relations Web site at: www.bluecoat.com/company/corporate-investor.

By Order of the Board of Directors,

/s/ Betsy E. Bayha
Betsy E. Bayha Senior Vice President, General Counsel and Secretary Sunnyvale, California February 1, 2012